Exhibit 107
Calculation of Filing Fee Table
Form
S-4
(Form Type)
CONSOL Energy Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, Par value $0.01 per share	Other	24,754,417 (1)	N/A	$2,488,509,584 (2)	$ 153.10 per $1,000,000	$380,990.82

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	N/A	—

	Total Offering Amounts					$2,488,509,584		$380,990.82

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$380,990.82

(1)
Represents the estimated maximum number of shares of common stock, par
value $0.01 per share (“CONSOL common stock”), of CONSOL Energy Inc. (the “Registrant”) expected to be issued or issuable upon completion of the merger and other transactions contemplated by the Agreement and Plan of Merger, dated as of August 20, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among the Registrant, Mountain Range Merger Sub Inc. and Arch Resources, Inc. (“Arch”) and is equal to the product of (a) the exchange ratio in the Merger Agreement of 1.326 and (b) 18,668,489 shares of Arch common stock (as defined below), which is the sum of (i) 18,103,020 shares of Class A common stock, par value $0.01 per share (“Arch Class A common stock”), of Arch issued and outstanding as of September 24, 2024, (ii) 257 shares of Class B common stock, par value $0.01 per share (“Arch Class B common stock” and together with Arch Class A common stock, “Arch common stock”), of Arch issued and outstanding as of September 24, 2024 and (iii) 565,212 shares of Arch Class A common stock issuable upon the exercise or settlement of the outstanding Arch equity awards as of September 24, 2024. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any securities that may be from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions.

(2)
Calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. Such amount equals the product of (a) $133.30, the average of the high and the low prices per share of Arch Class A common stock, as reported on the New York Stock Exchange on September 25, 2024, which is within five business days prior to the filing of this Registration Statement on Form
S-4,
and (b) 18,668,489, which is the estimated maximum number of shares of Arch common stock, as calculated in accordance with footnote (1) above, to be exchanged for shares of CONSOL common stock upon completion of the transactions contemplated by the Merger Agreement.